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December 26, 2003





Kathy Lain
Unified Fund Services
431 N. Pennsylvania
Indianapolis, IN  46204

Dear Ms. Lain:

     At your request, we have read the disclosures made in the document entitled "Attachment of Disclosures Required by Items 77K and 77Q1 of Form N-SAR" regarding the change of auditors of the Fairport Funds and agree with their content.

Sincerely,


/s/ McCurdy & Associates CPA's, Inc.

McCurdy and Associates CPA's, Inc.

cc: Board of Trustees
Fairport Funds
c/o Chuck Kiraly
3636 Euclid Avenue
Cleveland, Ohio 44115

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